Protective Insurance Corporation mourns loss of Board Member

Feb. 5, 2019 – Carmel, Indiana
Protective Insurance Corporation (NASDAQ: PTVCA, PTVCB) is mourning the death of a long serving Director and shareholder, Norton Shapiro, who passed away on February 2, 2019. Norton faithfully served on the Board of the Company for 35 years, originally joining the Board of Directors in 1983. Prior to his retirement in 1999, Mr. Shapiro served as Executive Vice President of National Superior Fur Dressing and Dyeing Co., Inc.
“We are deeply saddened by the passing of Norton. Norton was a man of great insight, quick wit and had a wonderful ability to relate to people. He contributed significantly to the direction of the Company and will be sorely missed by all who knew him. Our thoughts and prayers are with his family and friends,” said Jay Nichols, Interim CEO and Chairman of the Board.
In addition, management has announced that it will move the previously scheduled quarterly conference call until Wednesday, February 27, 2019, at 11:00 AM ET (New York time) to discuss results for the fourth quarter ended December 31, 2018. Results will be released after the closing of the financial markets on February 26, 2019, and will be available on the Company's website at www.protectiveinsurance.com upon release.
To participate via teleconference, investors may dial 1-877-705-6003 (U.S./Canada) or 1-201-493-6725 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through March 6, 2019 by calling 1-844-512-2921 or 1-412-317-6671 and referencing passcode 13686155.

Protective Insurance Corporation is a property-casualty insurer specializing in transportation and workers’ compensation through its underwriting companies, Protective Insurance Company and Sagamore Insurance Company. With an 85-year tradition of delivering the highest-quality, customized insurance products, Protective Insurance Company offers coverages for trucking fleets, workers’ compensation, and independent contractors through its retail distribution channels and program businesses. Protective Insurance Corporation is based in Carmel, Indiana and has a financial rating of A (Excellent) by A.M. Best. For more information, visit www.protectiveinsurance.com.

Matt Thompson
Executive Vice President
Protective Insurance Corporation
O | 317-429-2684
E | mthompson@protectiveinsurance.com